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                           November 20, 2023

       Terrell Kirk Crews II
       Chief Financial Officer
       NextEra Energy Partners, LP
       700 Universe Boulevard
       Juno Beach, FL 33408-0420

                                                        Re: NextEra Energy
Partners, LP
                                                            Registration
Statement on Form S-3
                                                            Filed November 13,
2023
                                                            File No. 333-275475

       Dear Terrell Kirk Crews II:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Thomas P. Giblin, Jr.